Schedule A

to the

Investment Subadvisory Agreement, dated December 19, 2008

between

RidgeWorth Capital Management, Inc.

and

Zevenbergen Capital Investments LLC

As Amended April 27, 2012

RidgeWorth Aggressive Growth Stock Fund

RidgeWorth Capital Management, Inc.		Zevenbergen Capital Investments LLC

By:	/s/ Ashi Parikh	By:	/s/ Nancy Zevenbergen
	Ashi Parikh, Chairman and CEO		Nancy Zevenbergen, President

Schedule B

to the

Investment Subadvisory Agreement, dated December 19, 2008

between

RidgeWorth Capital Management, Inc.

and

Zevenbergen Capital Investments LLC

As Amended April 27, 2012

Pursuant to Paragraph 4, the Adviser shall pay the Subadviser compensation at an annual rate as follows:

RIDGEWORTH FUNDS

Aggressive Growth Stock Fund	.44% of the average daily value of the assets under the Subadviser’s management, except that for any compensation period during which the Adviser waives any portion of the management fee that the Fund is required to pay, the Adviser will pay to the Subadviser a proportionate amount of the compensation the Adviser receives from the Fund during that compensation period.

If applicable, the Adviser and Subadviser shall share in fee waivers, reimbursements, fees for services payments and participation payments. The sharing percentage is to be based on the same pro-rata share that the Fund’s Investment Adviser fee is allocated between the Adviser and the Subadviser as mentioned above.

The management fee will be paid to the Subadviser quarterly.

Agreed and Accepted:

RidgeWorth Capital Management, Inc.		Zevenbergen Capital Investments LLC

By:	/s/ John H. Stebbins	By:	/s/ Nancy Zevenbergen
	John H. Stebbins, Managing Director and CFO		Nancy A. Zevenbergen, President